AMENDMENT NO. 1 TO MASTER SERVICES AGREEMENT

THIS Amendment NO. 1 TO MASTER SERVICES AGREEMENT (this “Amendment”), effective as of January 1, 2026, by and among Diamond Hill Capital Management Inc., an Ohio corporation (the “Administrator”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated August 21, 2024 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	Sub-Trust Administration Addendum to the Agreement hereby is deleted in its entirety and replaced with Sub-Trust Administration Addendum attached hereto, as the same may be amended from time to time.

(b)	Sub-Trust Administration Fee Schedule to the Agreement hereby is deleted in its entirety and replaced with Sub-Trust Administration Fee Schedule attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DIAMOND HILL CAPITAL MANAGEMENT INC.		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Thomas E. Line	By:	/s/ Gary Tenkman
Name:	Thomas E. Line	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer

Sub-Trust Administration Addendum

for

Diamond Hill Capital Management, Inc.

This Sub-Trust Administration Addendum, dated January 1, 2026, is between Diamond Hill Capital Management, Inc. (the “Administrator”) for the Trusts listed in Scheduled A to that certain Master Services Agreement dated August 21, 2024, and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

With respect to each Trust electing Sub-Trust Administration Services, Ultimus shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s organizational documents, bylaws, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1.	In performing the Services, Ultimus will act as a liaison among the Trust’s service providers, including, but not limited to its: custodian, transfer agent, fund accountant and dividend disbursing agent, legal counsel, and audit firm;

2.	Upon request, assist each Trust in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of Ultimus);

3.	Prepare and maintain the Trust's operating expense budget to determine proper expense accruals to be charged to each Trust in order to calculate its daily net asset value;

4.	Prepare, or cause to be prepared, expense and financial reports, including Trust budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis as mutually agreed;

5.	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all authorized bills of the Trust;

6.	Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust's independent public accountants;

7.	Compute performance data required for inclusion in Trust financial reports and disseminate such data to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

8.	Provide other information typically supplied in the investment company industry as mutually agreed to companies that track or report price, performance or other information with respect to investment companies;

9.	Prepare and coordinate the delivery of semi-annual and annual financial statements pursuant to a mutually agreeable timeline for the delivery of drafts of such financial statements;

10.	Coordinate the Trust's audits and examinations by:

a.	assisting each Trust’s independent public accountants, or, upon approval of the Trust, any regulatory body, in any requested review of a Trust’s accounts and records, as mutually agreed upon;

b.	providing appropriate financial schedules (as requested by a Trust’s independent public accountants or SEC examiners), as mutually agreed; and

c.	providing office facilities as may be required.

11.	Facilitate, register, or prepare applicable notice or other filings as directed by the Trust’s investment adviser with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

12.	In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.	periodic reports to the Trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

b.	notices pursuant to Rule 24f-2 (as applicable); and

c.	reports to the SEC on Forms N-CEN, N-CSR, and N-PORT (as applicable).

13.	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

14.	Review the Trust's federal, state, and local tax returns as prepared and signed by the Trust's independent public accountants; and

15.	Monitor Trust holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and at the direction of the Trust’s independent public accountants and Trust counsel, monitor Trust holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable. Post-trade compliance testing will be performed in accordance with testing policies and procedures, which in Ultimus’ sole determination, are reasonably designed to comport with industry standard post-trade compliance testing practices. Because such post-trade compliance testing is performed using Trust accounting data and data provided by third-party sources, including, without limitation the Adviser(s), its accuracy is dependent upon the accuracy of such data, and the Trust agrees and acknowledges that Ultimus is not liable for the accuracy or inaccuracy of such data. The Trust further agrees and acknowledges that the post-trade compliance testing performed by Ultimus shall not relieve the Trust or the Adviser(s) of their responsibilities with respect to Trust portfolio compliance, including on a pre-trade basis, and that Ultimus shall not be held liable for any act or omission of the Trust or the Adviser with respect to Trust portfolio compliance. Moreover, and notwithstanding the foregoing, Ultimus’ ability and therefor its obligation to perform post-trade compliance testing shall be wholly-dependent upon its timely receipt from third-party sources, including as applicable the Adviser(s), of all data necessary in Ultimus’ sole determination to properly perform such post-trade compliance testing, and, should Ultimus determine it to be necessary, the Adviser(s) shall be required to arrange for Ultimus to have secure look-through access to private Trust holdings.
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16.	Provide individuals reasonably acceptable to the Board to serve as officers of the Trust, including, without limitation, individuals to serve as assistant treasurer and secretary, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board; depending on the nature and scope of any such officer appointment, Ultimus may be entitled to an additional fee (as set forth in the Sub-Trust Administration Fee Schedule).

Board Governance Items

1.	Creation of board book/electronic posting of materials received from various sources.
2.	Coordination of trustee fee payments.
3.	Drafting and provision of resolutions outside of the current inventory of Administrator’s resolutions.
4.	Coordinate the process for quarterly board material requests and collection.

Regulatory Support Items

1.	Draft Form 485(a) and Form 485(b) filings
2.	Draft Form 485(b) and Form 486(b) filings
3.	Coordinate notice filing/mailing of Form N-2
4.	Draft Form 424(b)(3)
5.	Draft 497(c) or (j) filling
6.	Coordinate filing of summary prospectuses
7.	Coordinate mailing of summary prospectuses and prospectus supplements
8.	Draft Pre or DEF proxy filings (if needed)
9.	Draft information statements
10.	Draft Form N-RN
11.	File Form 17g-1 filing as provided by Administrator
12.	24f-2 Filings
13.	Coordinate the print and mailing of annual and semi-annual reports
14.	Coordinate the Quarterly repurchase offer drafting, filing and mailing
15.	Coordinate EdgarNext maintenance with FilePoint
16.	Coordination with FilePoint the posting of regulatory documents on website
17.	Coordination of the update process for 485(b) and 486(b) including data requests, reviews, etc.
18.	Coordination of filing SEC correspondence

Special Reports and Services

1.	Ultimus may provide additional special reports upon the request of the Trust’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

2.	Ultimus may provide such other similar services with respect to a Trust as may be reasonably requested by the Trust, such as assistance with information statements, Proxy Statements or Form N-14, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Additional Regulatory Services

Ultimus may provide other regulatory services not specifically listed herein upon such terms and for such fees as the parties hereto agree. Such other regulatory services may include, without limitation, (i) the drafting of initial registration statements and amendments thereto pursuant to Rule 485(a) under the Securities Act of 1933, (ii) the drafting of proxy statements and related materials in connection with the Trust’s shareholder meetings, and (iii) the preparation of materials for, attendance at, and drafting of minutes for organizational and special Board meetings.

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Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Sub-Trust Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust consult a professional tax advisor regarding its individual tax situation.

Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Sub-Trust Administration Addendum to the contrary, Ultimus will not provide legal representation to the Trust, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Trust acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Trust to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Trust, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Signatures are located on the next page.

Sub-Trust Administration Addendum January 1, 2026	Page 4 of 5

The parties duly executed this Sub-Trust Administration Addendum as of January 1, 2026.

	Diamond Hill Capital Management Inc.		Ultimus Fund Solutions, LLC

By:	/s/ Thomas E. Line	By:	/s/ Gary Tenkman
Name:	Thomas E. Line	Name:	Gary Tenkman
Title:	Chief Financial Officer	Title:	Chief Executive Officer
Sub-Trust Administration Addendum January 1, 2026	Page 5 of 5